Exhibit T3B.20

Companies Act 2019.

Section 19

FORM OF CONSTITUTION OF PRIVATE COMPANY LIMITED BY SHARES

CONSTITUTION
OF

[name of company as below]

1.    The name of the company is AMRYT LIPIDOLOGY LIMITED

2.    The company is a private company limited by shares, registered under Part 2 of the Companies Act 2014.

3.    The liability of the members is limited.

4.    The share capital of the company is EUR 1000000 divided into 1000000 shares of EUR 1 each.

5.    Supplemental Regulations (if any).

We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this constitution, and we agree to take the number of the shares in the capital of the company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers		Number of Shares taken by each Subscriber

	AMRYT PHARMACEUTICALS DESIGNATED ACTIVITY COMPANY	Number:	100

Address:	Fitzwilliam Hall, Fitzwilliam Place, Dublin 2	Class:	Ordinary Shares

Description:

Signature:	/s/ Rory Nealon, Director of Amryt Pharmaceuticals DAC
Total shares taken:			100

As appropriate:	signatures in writing of the above subscribers, attested by witness as provided for below; or authentication in the manner referred to in section 888.

Dated the	2nd day of November, 2016

Witness to the above Signatures: [IN BLOCK CAPITAL]

Name:	Ross Crocket

Address:	18 Fitzwilliam Place, Dublin 2